EXHIBIT 99.1


            PRESIDENT CASINOS TO MISS MARCH 15, 2000 INTEREST PAYMENTS


ST. LOUIS, MISSOURI, March 7, 2000 -- President Casinos, Inc. (OTC:PREZ) announced today that it had filed with the Securities and Exchange Commission a report on Form 8-K reporting that the Company will be unable to make the interest payments due March 15, 2000 on outstanding debt. The debt consists of $75,000,000 of 13% Senior Notes due September 15, 2001 and $25,000,000 of 12% Secured Notes due September 15, 2001.

With respect to the $75,000,000 and $25,000,000 obligations, the indebtedness will not be in default under the indentures pursuant to which it was issued until thirty days have passed. The Company currently does not anticipate being able to meet the debt service within the thirty days. With respect to other outstanding obligations, a default on this debt may also be a default under the other obligations.

The Company has been in negotiations with representatives of the holders of its debt with respect to the ultimate repayment of the obligations. The Company believes that the value of its properties and assets substantially exceeds the amount of its debt. This value is the key factor in the Company's program to resolve this matter with the bond holders. There are no assurances that the Company will be successful in this program as the outcome depends upon the cooperation and the willingness of the creditors to work with the Company.

The Company's casinos are owned by subsidiaries of the Company who do not have primary liability for the indebtedness above. Accordingly, this situation will have no impact on the ongoing operation of its casinos. Casino patrons will continue to receive the quality service they have been extended in the past.

President Casinos, Inc. owns and operates riverboat and dockside gaming facilities in Davenport, Iowa, Biloxi, Mississippi and downtown St. Louis, Missouri near the base of the Gateway Arch.